Filed Pursuant to Rule 433
Registration No. 333-173395
May 24, 2011
RPM International Inc.
Pricing Term Sheet
$150,000,000 6.125% Notes due 2019
The following information supplements the Preliminary Prospectus Supplement dated May 24, 2011, and is filed pursuant to Rule 433, under Registration No. 333-173395

Issuer:	RPM International Inc.

Security Type:	Senior Unsecured Notes

Ratings (Moody’s / S&P / Fitch)*:	Baa3 (stable) / BBB- (stable) / BBB- (stable)

Pricing Date:	May 24, 2011

Settlement Date: (T+3)	May 27, 2011

Maturity Date:	October 15, 2019

Principal Amount:	$150,000,000

Benchmark:	3.125% due May 15, 2021

Benchmark Price / Yield:	99-24 / 3.154%

Spread to Benchmark:	T + 178 bps

Yield to Maturity:	4.934%

Coupon:	6.125%

Public Offering Price:	108.090% plus an aggregate of $1,071,875 of accrued interest

Optional Redemption:	T + 45 bps

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2011
Initial interest payment to include accrued interest from, and including, April 15, 2011

CUSIP / ISIN:	749685 AR4 / US749685AR45

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Wells Fargo Securities, LLC

Co-Manager:	Goldman, Sachs & Co.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a base prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or Wells Fargo Securities, LLC toll-free at 1-800-326-5897.